SCHEDULE 14A
                                 (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:

|_|   Preliminary Proxy Statement
                                         |_|   Confidential, For Use of the
                                               Commission
                                               Only (as permitted by Rule
                                               14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Under Rule 14a-12

                            Post Properties, Inc.
                            ---------------------
               (Name of Registrant as Specified in Its Charter)

                                John A. Williams
   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X|      No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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   |_|      Fee paid previously with preliminary materials:

   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

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   (4) Date Filed:

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



FINAL

Contacts:

Jeremy Fielding/Kimberly Kriger (Media)               Larry Dennedy (Investors)
Kekst and Company                                     MacKenzie Partners
212-521-4800                                          212-929-5500


   John A. Williams Announces Intention to Solicit Proxies For Election of
           Independent Slate to Post Properties Board of Directors

  Nominees to Submit Plan to Raise Quality of Corporate Governance, Improve
               Operating Performance, Enhance Shareholder Value

ATLANTA, April 7, 2003 - John A. Williams, founder, largest shareholder and director of Post Properties, Inc. (NYSE:PPS) today announced his intention to solicit proxies for the election of an independent slate of nominees to the Board of Directors in opposition to those proposed by the Company's incumbent Board. Mr. Williams is former Chairman and Chief Executive Officer of the Company.

In his Schedule 13D that is expected to be filed with the Securities and Exchange Commission promptly, Mr. Williams will state he has beneficial ownership of 2,877,815 shares of Post Properties common stock (including currently exercisable options and partnership units convertible for common stock), equivalent to approximately 7.3% of shares outstanding.

Mr. Williams said, "I believe the accelerating deterioration of the Company's performance and competitiveness shows the current Board's and management's inability to effectively address the serious business issues facing the Company. In addition, the incumbent Board has been unwilling to take actions that I believe are needed to enhance value for all shareholders and improve operational performance.

"As the largest shareholder, I cannot let this situation continue, with shareholders continuing to suffer as a result of this Board's inaction. My recent suggestions to improve performance have been repeatedly opposed by a majority of the directors. Therefore, I will shortly file a preliminary proxy statement for the election of five independent nominees to the Board of Directors," Mr. Williams said.

The proposed slate of nominees will consist of the following independent, highly qualified individuals who together have many years of experience with proven track records in the real estate and financial industries:

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o     George R. Puskar, former Chairman and Chief Executive Officer of
      Equitable Real Estate Investment Management;
o Roy E. Barnes, immediate past Governor of Georgia, founder and director of several Georgia banks and a practicing attorney;
o     Paul J. Dolinoy, former President of Lend Lease Real Estate
      Investments, Inc.;
o Thomas J.A. Lavin, an independent real estate adviser and former head of real estate investment banking at both Smith Barney and First Boston; and
o     Jansen Noyes III, Senior Vice President of Emigrant Savings Bank.

These five nominees, in addition to Mr. Williams, would constitute a majority of the Board.

"In contrast with the current Board's and senior management's lack of industry knowledge and experience, resulting in their inability to execute an effective business plan, my nominees combine the expertise and independence that I believe will enable Post Properties to realize its full potential for all shareholders," Mr. Williams concluded.

If elected, the nominees are committed, subject to the fiduciary duties they would have as directors of Post Properties, to take the following actions:

Raise Quality of Corporate Governance:

o They would propose to the Board that Mr. Puskar, who has substantial experience in the real estate industry and as a director of public companies, including a number of real estate investment trusts, become nonexecutive Chairman.

o They would propose to the Board that Mr. Williams become President and Chief Executive Officer of Post Properties. Mr. Williams has stated that if the Board agrees to name him as President and Chief Executive Officer he will relinquish all benefits payable to him under his existing employment agreement with Post Properties other than his health and life insurance and other customary benefits. He would accept a base salary of $1 per year without any cash bonus or other cash payment in consideration of his services. It would be Mr. Williams' intention to serve as President and Chief Executive Officer until Post Properties' operating performance has recovered, as reflected in the price of Post Properties common stock, and the Board has identified a suitable successor.

o They would propose to the Board that the bylaws of Post Properties be amended to provide for the annual election of all directors by the Company's owners, and that such amendment be presented to Post Properties shareholders for their approval.

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o  They would propose to the Board that Post Properties approve a policy that one-half of all compensation to directors in consideration of their services as directors be paid in Post Properties common stock.

o They would propose to the Board that Post Properties approve a policy that directors be prohibited from selling Post Properties common stock that they receive in consideration of their services as directors while continuing to hold such position.

Improve Operating Performance:

o They would propose to the Board that it undertake a program to assure that Post Properties management consists of the most capable and talented individuals available. This program would include:

        - a regular and comprehensive review of the performance of each member of senior management, and

        - a search to identify and recruit individuals who would improve the overall quality of Post Properties management.

o They would propose to the Board a plan designed to improve the operating performance of Post Properties in light of the current adverse market and economic conditions. This plan would consist of:

        - implementing aggressive, but selective, cost-cutting measures designed to eliminate corporate overhead without sacrificing the highest quality customer service and maintenance levels, and

        - changing the criteria on which Post Properties bases its sales and disposition strategies, as well as the manner in which those strategies are executed.

o They would propose to the Board a plan designed to reestablish a high level of customer service and attention to detail to increase occupancy and rental rates at the properties of Post Properties. This plan will include the implementation of the highest and consistent level of employee training and onsite quality control and the reestablishment of uniform operating procedures.

Enhance Shareholder Value:

o They would nominate George Puskar and John Williams to the Strategic Planning Committee and would also ask Post Properties director-nominee L. Barry Teague to be a member of that Committee. The Strategic Planning Committee would meet monthly and provide recommendations to the Board with respect to corporate strategy.

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o  They would propose to the Board that a special committee of the Board, consisting solely of independent directors, undertake an exploration of all strategic alternatives available to Post Properties to enhance shareholder value, including:

        -     operational changes, including those described above,

        - sales of assets coupled with a repurchase program for Post Properties common stock, designed to be on a leverage-neutral basis, and

        - a sale of Post Properties as a whole, or a merger or other business combination involving Post Properties.

This independent special committee would be empowered to employ independent financial and legal advisors to assist it with its review and evaluation of all strategic alternatives.

In addition, Mr. Williams announced that he has received commitments for the proxies of several long-standing Post Properties shareholders and former directors, including J.C. (Bud) Shaw and William A. Parker, Jr., two of the Company's original board members and its only two directors emeritus, Albert N.
(Bud) Parker, long-time Post Properties investor, and W. Daniel Faulk, who, until February 2002, was President of Post Apartment Development. Mr. Williams said, "I am pleased that these distinguished shareholders, with whom I have worked for over 30 years, support my effort to put Post Properties back on track on behalf of all shareholders."

Mr. Williams also announced that, in order to ensure his interests remain fully aligned with all shareholders, he has today withdrawn his pending lawsuit against the Company.

Mr. Williams has retained Citigroup Global Markets and The Espy Company as his financial advisers.

                                     ###


John Williams founded Post Properties in 1971 and managed its business as a private real estate company until 1993. In 1993, Post Properties successfully completed an initial public offering of its common stock. Following this initial public offering, Mr. Williams continued as Chairman and Chief Executive Officer. Mr. Williams resigned as Chief Executive Officer of Post Properties on March 26, 2001 effective as of July 1, 2002. He continued to serve as Chairman of Post Properties until February 20, 2003, at which time he became Chairman Emeritus. Mr. Williams continues to be a director and Post Properties' largest shareholder, having beneficial ownership of approximately 7.3% of the outstanding Post Properties common stock (assuming exercise of his options and conversion into common stock of his partnership units in Post Properties' operating partnership).

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

George R. Puskar retired in June 2000 after 33 years in the real estate industry. Mr. Puskar was Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc., which was one of the world's most diversified real estate organizations with over $36 billion in assets under management and was ranked as the leading manager of United States pension real estate assets. He was elected an officer of Equitable in 1977 and President of Equitable Real Estate in 1984. Over the years, Mr. Puskar has been active in numerous real estate organizations and has served on the Boards of NRC (National Realty Committee), ICSC (International Council of Shopping Centers), NACREIF (National Council of Real Estate Investment Fiduciaries), and U.L.I. (Urban Land Institute). From 1993 until 1997, Mr. Puskar was also a Board member of Carr-America Real Estate Investment Trust. Currently, Mr. Puskar serves on the Board of Directors and Investment Committee of I-Star Financial, a NYSE listed real estate investment trust with a $4.3 billion portfolio of assets. Effective May 14, 2003, Mr. Puskar anticipates that he will be elected to the Board of New Plan Excel Realty Trust, a self-managed real estate investment trust with a national portfolio of community and neighborhood shopping centers totaling approximately $3.7 billion in assets. He is currently Chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, and he is active as a Vice-Chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes.

Roy E. Barnes is the immediate past Governor of the State of Georgia, having served in that office from January 1999 until January 2003. During his term as Governor, Governor Barnes also served as the Chairman of the Southern Regional Education Board, Chairman of the Southern Governor's Association and Chairman of the Education Commission of the States. Governor Barnes is presently donating six months of his time as a full-time volunteer at Atlanta Legal Aid, which provides free legal services to the poor and elderly in civil matters. In addition to his long career as a public servant, Governor Barnes has also conducted a successful law practice for many years, and he has been actively involved in business, especially banking. He served on the Board of Directors of First National Bank of Cobb County in the mid-1970's and was one of the organizers of Cobb Savings and Loan Association and Community Bank and Trust (later named Georgia State Bank). Governor Barnes also served as a Director of Alcovy Banking Company, and, together with his brother, founded an extended stay motel chain that operates under the name Efficiency Lodge, Inc. Governor Barnes was recently awarded the 2003 John F. Kennedy Profiles in Courage Award by the John F. Kennedy Library Foundation.

Paul J. Dolinoy has over 31 years of real estate and investment management experience. He retired in June 2000 as President of Lend Lease Real Estate Investments, Inc., one of the largest real estate investment managers in the world, with over $38 billion in real estate and commercial mortgages under management for institutional and private clients in the United States. Prior to Lend Lease's acquisition of Equitable Real Estate in 1997, Mr. Dolinoy served in various executive officer capacities with Equitable since 1978, including Senior Executive Vice President and head of Equitable Real Estate Institutional Advisors, which provided real estate investment management service to institutional investors. Following his retirement and until January 2002, Mr. Dolinoy served as Chairman of the Lend Lease Portfolio Assurance Committee, as a member of Lend Lease's Prime Property Fund Investor Council and as a Senior Consultant to Lend Lease. Currently he serves as Board Chairman of the J. P. Morgan United States Real Estate Income and Growth Fund, as a member of the New York State Teachers' Retirement System Real Estate Advisory Committee and as a Consultant to General Motors Acceptance Corporation Institutional Advisors. Mr. Dolinoy has served on various boards and committees including the Pension Real Estate Association Board and Executive Committee and Equitable Real Estate's Executive and Investment Committees.

Thomas J.A. Lavin is an independent real estate advisor and consultant with 30 years of experience in the public and private real estate capital markets. From 1999 to 2002, Mr. Lavin ran the commercial mortgage lending operation at Metropolitan Life Insurance Co. where he was responsible for all aspects of a $19 billion portfolio and $3 billion in annual originations. From 1997 to 1999, Mr. Lavin was a managing director of Citicorp Securities where he was responsible

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

for origination of all major securitized and syndicated real estate financings. In 1995 and 1996, he advised on the sale of over $2 billion in commercial property sales for several clients. From 1992 to 1995, he was managing director and head of the real estate investment banking group of Smith Barney. During his tenure, the group raised $8.3 billion of capital principal in common equity for REITs. In 1991 - 1992, he was President of Weatherall, Green & Smith US, the U.S. branch of a global real estate consulting, where he developed acquisition opportunities for the firm's European clients. From 1986 - 1990, he was head of the real estate investment banking group at The First Boston Corporation. He is a Council Chairperson for the Urban Lane Institute and is a member of the Real Estate Roundtable of New York University.

Jansen Noyes III is currently Senior Vice President of Emigrant Savings Bank, where he has been employed since 1989. Emigrant Savings Bank is a privately held bank based in New York, with over $10 billion in assets. In that capacity, Mr. Noyes is the officer in charge of the Bank's commercial real estate division, and is responsible for all commercial real estate lending and related activities for a $1.2 billion portfolio ($500 million of which is multi-family properties). From January 1988 until May 1989, Mr. Noyes was employed by Prudential Realty Group as Vice President and Team Leader, for which he was responsible for sourcing, underwriting and closing major real estate equity transactions. From May 1979 until December 1987, Mr. Noyes served as a Senior Vice President of Manufacturers Hanover Trust Company and head of the national lending group of its real estate division. In that role, he was responsible for the origination and administration of all real estate loans and relationships in the U.S. outside of New York. Between 1982 and 1987, the loan portfolio grew from $556 million to $2.7 billion. During Mr. Noyes' tenure at Manufacturers Hanover, it provided over $290 million in financings to Post Properties on 18 properties.


                              IMPORTANT INFORMATION

Mr. Williams plans to file a proxy statement with the Securities and Exchange Commission relating to his solicitation of proxies from shareholders of Post Properties, Inc. with respect to Post Properties' 2003 Annual Meeting. MR. WILLIAMS ADVISES YOU TO READ THIS PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Mr. Williams' proxy statement and other relevant documents will be available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of Mr. Williams' proxy statement, when it becomes available, and other relevant documents by writing to MacKenzie Partners at 105 Madison Avenue, 14th Floor, New York, NY 10016.

                             PARTICIPANT INFORMATION

Mr. Williams and his nominees for election to the board of directors of Post Properties may be deemed to be participants in Mr. Williams' solicitation of proxies with respect to the 2003 Annual Meeting of Post Properties. These nominees are George R. Puskar, Roy E. Barnes, Paul J. Dolinoy, Thomas J.A. Lavin and Jansen Noyes III.

Mr. Williams and his nominees have interests in the solicitation of proxies with respect to the 2003 Annual Meeting of Post Properties arising from their beneficial ownership of the common stock of Post Properties. Mr. Williams also receives customary compensation from Post Properties in exchange for his services as a director and pursuant to his employment agreement with the Company. If elected, Mr. Williams' nominees will also receive customary compensation for their services as directors. Additional information with respect to the beneficial ownership of shares of common stock of Post Properties by Mr. Williams and his nominees is as follows: other than Mr. Williams, who owns 2,877,815 shares (including currently exercisable options and partnership units convertible for common stock) and Mr. Puskar, who owns 3,000 shares, none of the other nominees currently own shares in Post Properties.

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